Exhibit 99.(h)(9)

SECOND AMENDMENT TO

SECURITIES LENDING AUTHORIZATION AGREEMENT

BETWEEN

THE CREDIT SUISSE FUNDS LISTED ON SCHEDULE B

AND

STATE STREET BANK AND TRUST COMPANY

This Second Amendment (this “Amendment”) dated as of May 17, 2006 is between each of the Credit Suisse Funds listed on Schedule B to the Agreement as defined below, (each a “Company”) on behalf of itself or each of its portfolios, if any, listed on Schedule B, severally and not jointly (each a “Fund” and collectively, the “Funds”) and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company, its affiliates or subsidiaries (“State Street”).

Reference is made to a Securities Lending Authorization Agreement dated March 17, 2004 between the Funds and State Street, as otherwise amended, and as in effect on the date hereof prior to giving effect to this Amendment (the “Agreement”).

WHEREAS, the Funds and State Street both desire to amend the Agreement to provide for a revised fee split.

NOW THEREFORE, for value received, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree to amend the Agreement in the following respects:

1.                                       Definitions.  All terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2.                                       Amendment.

The Agreement is hereby amended by deleting Schedule A thereto in its entirety and substituting the Schedule A attached to this Amendment in its place.

3.                                       Miscellaneous.  Except to the extent specifically amended by this Amendment, the provisions of the Agreement shall remain unmodified, and the Agreement is ratified and affirmed as being in full force and effect.  This Amendment, the Agreement and the other documents and certificates referred to in the Agreement constitute the entire understanding of the parties with respect to the subject matter thereof and supersede all prior and current understandings and agreements, whether written or oral.  This Amendment shall be construed in accordance with the laws of The Commonwealth of Massachusetts.

4.                                       Effective Date.  This Amendment shall be effective as of the date first written above.

IN WITNESS WHEREOF, the parties hereto execute this Amendment as an instrument under seal by their duly authorized officers by affixing their signatures below.

The CREDIT SUISSE FUNDS listed on Schedule B, severally and not jointly		STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael A. Pignataro	By:	/s/ J. L. Carty

Name:	Michael A. Pignataro	Name:	J. L. Carty

Title:	CFO	Title:	Senior Vice President

Schedule A

This Schedule is attached to and made part of the Securities Lending Authorization Agreement dated the 17th day of March 2004 between the CREDIT SUISSE FUNDS LISTED ON SCHEDULE B, SEVERALLY AND NOT JOINTLY (the “Funds”) and STATE STREET BANK AND TRUST COMPANY (“State Street”).

Schedule of Fees

1.                                       Subject to Paragraph 2 below, all proceeds collected by State Street on investment of cash Collateral or any fee income shall be allocated as follows:

• Seventy-five percent (75%) payable to the Fund, and

• Twenty-five percent (25%) payable to State Street.

2.                                       All payments to be allocated under Paragraph 1 above shall be made after deduction of such other amounts payable to State Street or to the Borrower under the terms of this Securities Lending Authorization Agreement.

3.                                       Cash Collateral will be invested in the State Street Navigator Securities Lending Prime Portfolio (the “Portfolio”) and on an annualized basis, the management/trustee/custody/fund administration/transfer agent fee for investing cash Collateral in the State Street Navigator Securities Lending Prime Portfolio is not more than 5.00 basis points netted out of yield.  The Board of Trustees of the Portfolio may pay out of the assets of the Portfolio all reasonable expenses and fees of the Portfolio, including professional fees or disbursements incurred in connection with the operation of the Portfolio.